EXHIBIT 10.27

CONFIDENTIAL TREATMENT REQUESTED

SECOND AMENDMENT TO CONTRACT FOR PURCHASE AND SALE

     THIS SECOND AMENDMENT TO CONTRACT FOR PURCHASE AND SALE (this “Amendment”) is entered into as of the 11th day of February, 2005 by and between BRHP, LLC, a Florida limited liability company (“Seller”) and STILES CORPORATION, a Florida corporation (“Purchaser”).

RECITALS:

     A. Purchaser and Seller have entered into that certain Contract for Purchase and Sale, dated as of December 29, 2004 (the “Original Contract”), for the sale and purchase of a certain parcel of land containing approximately 23 acres of land situated in the City of Boca Raton, Palm Beach County, Florida, as more particularly described in the Contract.

     B. Pursuant to that certain First Amendment to Contract for Purchase and Sale dated as of January 28, 2005 and certain email correspondence dated February 4, 2005 (collectively, the “First Amendment”), Purchaser and Seller have amended the Original Contract to extend the Inspection Period (as defined in the First Amendment) to February 11, 2005 (the Original Contract and the First Amendment are herein collectively referred to as the “Contract”).

     C. Purchaser and Seller intend to further modify and amend the Contract as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), the mutual promises contained herein, and other good and valuable considerations, the receipt, sufficiency and adequacy of which are hereby acknowledged, Purchaser and Seller agree as follows:

     1. Incorporation of Recitals; Capitalized Terms. The foregoing Recitals are true and correct and are incorporated herein by this reference, as if the same were set forth in this paragraph in their entirety. Any capitalized term not defined in this Amendment shall have the meaning ascribed to it in the Contract.

     2. Purchase Money Financing. Section 2 of the Contract is hereby deleted in its entirety and replaced with the following:

“2. Purchase Price; Purchase Money Loan. The purchase price (the "Purchase Price”) for the Property shall be [ * ].

     (a) The Purchase Price shall be paid, subject to the prorations and adjustments as set forth herein, at the Closing (defined below) as follows:

          (i) [ * ] of the Purchase Price shall be paid by a loan (the “Purchase Money Loan”) from Seller to Purchaser in accordance with the terms set forth on Schedule “1” annexed hereto (the “Terms of the PM Loan”); and

          (ii) The balance of the Purchase Price shall be paid in cash by wire transfer of immediately available funds to an account to be designated by Seller at least 72 hours prior to the Closing Date (defined below).

     (b) Promptly after the execution and delivery of this Amendment, Purchaser shall cause a purchase money note, purchase money mortgage and other appropriate loan documents (collectively, the “PM Loan Documents”) to be prepared in accordance with the Terms of the PM Loan and submitted to Seller and its counsel for their review and approval. Purchaser and Seller shall, in good faith, negotiate the Purchase Money Loan and the Purchase Money Loan Documents with one another and shall not require as a condition to their respective approval thereof any terms that are commercially unreasonable or inconsistent with the Terms of the PM Loan. In the event that Purchaser and Seller are unable to agree, despite good faith negotiations, upon the form and/or any or all provisions of the PM Loan Documents by 5:00 P.M. (EST) on Friday, February 18, 2005, Purchaser shall have the option of either: (i) terminating the Contract by written notice to Seller whereupon the Deposit together with interest thereon shall be returned to Purchaser, and Purchaser and Seller shall have no further obligations hereunder except for those obligations that by the express terms herein survive the termination hereof; or (ii) waiving its right to obtain the Purchase Money Loan. In the event that Purchaser has not elected either of the options contemplated by the preceding sentence by 5:00 P.M. (EST) on Tuesday, February 22, 2005, Purchaser shall be deemed to have elected the option set forth in clause (ii). At Closing, Purchaser shall pay for Purchaser’s title insurer to issue to Seller an ALTA loan title insurance policy insuring the purchase money mortgage as a first priority lien as well as the costs of recording a UCC financing statement in the public records of Palm Beach County, Florida and filing a UCC financing statement with the Florida Secured Transaction Registry, which UCC financing statements shall show Purchaser as the Debtor and Seller as the Secured Party.”

     3. Deposit. Purchaser shall deposit the Additional Deposit contemplated by the penultimate sentence of Section 3 of the Contract within three (3) business days after the execution and delivery of this Amendment.

     4. Inspection Period. Purchaser hereby acknowledges and agrees that the Inspection Period has expired and that, notwithstanding the Purchaser’s right to continue its Due Diligence investigation of the Property pursuant to the Contract, Purchaser shall not have the right to terminate the Contract based upon the results of its continued Due Diligence investigation of the Property unless such discovery constitutes a material default by Seller of Seller’s representations, warranties and covenants contained in the Contract.

     5. Title and Survey. Section 5(a) and Schedule 5-1 of the Contract are hereby deleted in their entirety. Section 5(a) is hereby replaced with the following:

“As used herein, the term “Permitted Exceptions” shall mean the matters set forth as exception no. 2b, 2c and 5 through 29, inclusive of Schedule B-II, and the Notice of Commencement listed as item 7 of Schedule B-I, to Chicago Title Insurance Company’s Commitment No. 300501165 having an effective date of January 18, 2005 (“Purchaser’s Title Commitment”). Purchaser shall, by written notice to Seller, have the right to object to any title matters first appearing of record subsequent to the effective date of Purchaser’s Title Commitment at any time prior to the Closing Date (as defined below), but in any event within five (5) days following the date Purchaser obtains knowledge of such matter. Seller shall have the right (but not the obligation) within thirty (30) days from receipt of such notice to cure the defect(s) if Seller elects to do so, and if after the thirty (30) day period Seller shall not have cured the defect(s), Purchaser shall have the option of (i) accepting title as it then is, or (ii) demanding a refund of all monies paid hereunder which shall forthwith be returned to the Purchaser with the interest earned, and thereupon, the Purchaser and Seller shall be released of all further obligations to each other under this Contract except those which expressly survive termination.”

     6. Closing Date. Section 8(a) of the Contract is hereby deleted in its entirety and replaced with the following:

“Date. The closing of the sale of the Property from Seller to Purchaser (the “Closing”) shall take place on April 12, 2005 (the “Closing Date”). Time shall be of the essence as to the Closing Date.”

     7. Entity Purchase. Purchaser acknowledges that, pursuant to Section 12(n) of the Contract, Seller has selected the Entity Purchase Alternative. Accordingly, Purchaser and Seller hereby confirm and ratify their respective obligations to negotiate in good faith the terms of (and enter into) a mutually agreeable Acquisition Agreement in accordance with and subject to the terms of said Section 12(n), provided, however, that the Acquisition Agreement shall include an obligation of Office Depot, Inc. to provide Purchaser with a purchase money loan upon substantially the same terms and conditions as the Purchase Money Loan described herein to be evidenced by the PM Loan Documents (once approved by the parties) with only such changes as may be necessary or advisable to conform such instruments to the changed circumstances.

8. Miscellaneous.

          (a) Conflict. In the event of any conflict between the terms and conditions set forth in the Contract and those set forth in this Amendment, the terms and conditions of this Amendment shall control.

          (b) Counterparts; Facsimile. For the convenience of the parties, this Amendment may be executed in one or more counterparts and each executed counterpart shall, for all purposes, be deemed an original and shall have the same force and effect as an original, all of which counterparts together shall constitute in the aggregate but one of the same instrument. The parties may rely on signatures transmitted via facsimile or e-mail . This Amendment shall become effective upon execution by all parties hereto.

          (c) Ratification. Except as expressly set forth in this Amendment, the Contract is ratified and confirmed as written.

[BALANCE OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

SELLER: BRHP, LLC, a Florida limited liability company
By:	OFFICE DEPOT, INC., a Delaware corporation

By:	/s/ DAVID C. FANNIN
Name:	David C. Fannin
Title	E.V.P. and General Counsel
Date:	2/11/05

PURCHASER: STILES CORPORATION, a Florida corporation
By:	/s/ DENNIS F. O’SHEA
Name:	Dennise F. O’Shea
Title	Vice President
Date:	2/11/05

SCHEDULE 1

(Terms of Purchase Money Loan)

1.	Loan Amount: [ * ].

2.	Interest Rate: 30-Day LIBOR plus 125 bps.

3.	Maturity Date: December 30, 2005

4.	Security: First priority mortgage encumbering the Property.

5.	Payments: No payments of principal and/or interest shall be required prior to maturity. The Purchase Money Loan may be prepaid in whole or in part without premium or penalty.

6.	Development Cooperation: Seller covenants to reasonably cooperate with Purchaser, at no cost, expense or liability to Seller, in pursuing development approvals for Purchaser’s contemplated development of the Property.

7.	Costs of Seller. All documentary stamps, intangible taxes, title premiums, recording charges, UCC recording and filing charges, and other reasonable out of pocket cost of Seller related to the Purchase Money Loan shall be borne by Purchaser, provided, however, Seller shall be responsible for the payment of the attorneys’ fees and costs incurred by it in connection with its review, negotiation and execution of this Amendment and the PM Loan Documents.

1